Exhibit 107

Calculation of Filing Fee Table

Form S-1

Ispire Technology Inc.

 Table 1.  Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Security (1)	Proposed Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457(a)	6,900,000	8.00	$55,200,000	.0001102	$6,083/04
	Other	Underwriter Warrants(2)		--	--	--	--	--
	Equity	Common Stock,par value $0.001 per share(2)	457(g)	345,000	10.00	3,450,000		380.19
	Equity	Common Stock, par value $0.001 per share(3)	457(a)	1,750,000	8.00	14,000,000		1,542.80
Fees Previously Paid								0

Carry Forward Securities: None
Total Offering Amounts							$72,650,000	$8,006.03
Total Fees Previously Paid								$0
Total Fee Offsets								$0
Net Fee Due								$8,006.03

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a), based on a maximum initial public offering price of $8.00.
(2)	We have agreed to issue, on the closing date of this offering, warrants to the representative of the underwriters to purchase up to an amount equal to 5% of the aggregate number of shares of common stock sold by us in this offering, inclusive of the underwriters’ over-allotment option. The exercise price of the underwriter warrants is equal to 125% of the initial public offering price of our common stock offered hereby. The underwriter warrants are exercisable for a period of five years from the commencement of sales of this offering. Pursuant to Rule 457(g), the filing fee is based on the exercise price of the warrants.
(3)	Represents shares being sold by the selling stockholders, based on the maximum initial public offering price.

Pursuant to Rule 416 under the Securities Act, this registration statement also includes any additional shares of common stock that shall become issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.